Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Notice of Commencement of Delisting Procedures from NYSE American

East Rutherford, NJ – December 20, 2018 – Tel-Instrument Electronics Corp. (“Tel” or “Company”) (NYSE American: TIK), a leading designer and manufacturer of avionics test and measurement solutions, was advised today that the Staff of the NYSE American is planning to commence proceedings to delist the Company’s common stock from the Exchange for failure to meet the $4 million minimum net worth requirements pursuant to Section 1009 of the NYSE American Company Guide. This mandates that a company’s stockholders’ equity be $4.0 million or higher if such company has reported net losses in three of its last four fiscal years (the “Stockholders’ Equity Requirement”). The NYSE had previously provided the Company with an extension for compliance with the Stockholders’ Equity Requirement until January 29, 2019.

The Company intends to request a review of the staff determination to delist the common stock to the committee of the Board of Directors of the Exchange as the Company believes that it will reestablish compliance during the 2019 calendar year based on its greatly improved financial prospects, which have been previously disclosed. The Company will also argue that the positive historical operating performance of the Company has been masked by the adverse results of the Aeroflex litigation. Absent this litigation, which is now in the appeal stage, the Company would have been solidly profitable in three of the last four years.

As discussed in recent press releases, the Company anticipates a return to solid profitability starting in the current fiscal quarter ending December 31, 2018. The Company has received new bookings and pending contracts totaling over $10 million in the current fiscal quarter, with additional volume orders expected going forward as the international market finally begins to ramp-up to comply with the January 1, 2020 deadline for Mode 5 compliance. We have several other multi-million solicitations in process from key domestic and international markets, which are expected in the first quarter of next year, and we are optimistic on our prospects as most of these customers are specifying our products. While Tel is confident that it will reestablish compliance with the Stockholders’ Equity Requirement in calendar year 2019, there is no assurance that we will be successful or that the NYSE Staff will not delist the Company after the hearing.

The Company’s common stock will continue to trade on the Exchange until a hearing is held and before the Listing Qualification Panel issues its decision. In the event an additional extension is not granted, the Company’s stock will continue to trade on the OTC and Company management will review alternative listing options.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600